Exhibit 99.2

Altitude International Closes Merger with Breunich Holdings

PR Newswire

PORT ST. LUCIE, Fla., July 27, 2021

PORT ST. LUCIE, Fla., July 27, 2021 /PRNewswire/ — Altitude International Holdings, Inc (OTCQB: “ALTD”) has announced today the final closing of its Merger Agreement with Breunich Holdings, Inc (“BHI”). All seven former subsidiaries of BHI are now wholly owned subsidiaries of ALTD and are in the process of being renamed to reflect the new corporate structure and to enhance the name recognition and awareness of the Altitude brand.

Now all former BHI Academies will now be using the Altitude name. ALTD will be offering young student-athletes the opportunity to attend Altitude Soccer, Altitude Tennis, Altitude Volleyball, Altitude Golf, and ALTD’s newest Academy, Altitude Basketball. All Academies will soon feature ALTD’s custom built Altitude Chambers and position specific protocols, thereby guaranteeing the highest level of training for all attendees.

ALTD’s subsidiary, Trident Water, is being renamed Altitude Water as new Department of Defense orders continue to come in through ALTD’s strategic water partner, Russkap Holdings. Water machines being manufactured by “Altitude Water” are now being used by three of the four major branches of the US Military and have received extraordinary testimonials from the troops and officers here in the US and abroad. The Company hopes to release some of these to the public upon proper approvals. ALTD also hopes to take full advantage of the goodwill and great name being built throughout the Department of Defense by its “magic water machines” (as one Master Sergeant referred to them in an email to the Company) and has begun talks through Russkap and its military connections about implementing Simulated Altitude Training and ALTD’s Altitude Chambers into the standard training protocols for US troops.

“I want to express my deepest gratitude to everyone associated with the new ALTD who contributed to putting all these dynamic pieces in place,” said ALTD CEO Greg Breunich. “We have brought together an amazing array of sports, education and technology companies as we continue to grow our rapidly expanding Altitude brand. We have been blessed with a golden opportunity to impact people’s lives and well-being all over the world and we pledge to put forth all of our efforts as a people-first company to maximize that impact.”

SAFE HARBOR STATEMENT

This press release contains certain “forward-looking statements,” as defined in the United States Private Securities Litigation Reform Act of 1995, involving risks and uncertainties. There can be no assurance such statements will prove to be accurate and actual results and future events could differ materially from management’s current expectations. The economic, competitive, governmental, technological and other factors identified in the Company’s previous filings with the Securities and Exchange Commission may cause actual results or events to differ materially from those described in forward-looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether result of new information future events or otherwise.